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                                                                   Exhibit 10.15


THIS AGREEMENT, made and entered into this 2nd day of February, 2004 by and between American Building Control, Inc., a Delaware Corporation, and Ultrak Operating, L.P. (now known as MDI Operating, L.P., a Texas limited partnership), (collectively hereinafter referred to as "ABCX"), and John Cannon, an individual (hereinafter referred to as "Mr. Cannon").

WHEREAS, Mr. Cannon had been employed by ABCX in various positions, the latest being as Vice President - Operations, pursuant to the terms of that certain Employment Agreement between him and Ultrak Operating, L.P. dated as of January 19, 2001, as amended effective November 1, 2001, (the "Employment Agreement").

WHEREAS, by notice given by ABCX to Mr. Cannon dated November 1, 2002, the Employment Agreement was terminated in accordance with its terms, effective December 31, 2002.

NOW, THEREFORE, the parties hereto mutually agree as follows:

1. Mr. Cannon will be paid the sum of U.S. $ 8,655.95, minus required withholdings or other authorized deductions, subject to and at the time that both of the parties have signed and exchanged duplicate originals of this Agreement.

The above sum represents all amounts to be paid by ABCX to Mr. Cannon as "severance pay", separation allowance or other like compensations which may be claimed by Mr. Cannon due to the termination of his employment with ABCX and the Employment Agreement. Having elected to receive lump sum severance pay, Mr. Cannon will not be eligible to participate in the ABCX Medical Plan unless Mr. Cannon elects COBRA coverage, in which case Mr. Cannon will be responsible for the full cost of this coverage (normal employee and company contribution.) If Mr. Cannon decides to elect COBRA coverage, he may contact the ABCX Human Resources Department for details on how to make such election.

If applicable, Mr. Cannon's additional company provided insurance, such as life insurance, will be terminable by ABCX on execution of this Agreement by the parties.

2. For and in consideration of the sums paid by ABCX to Mr. Cannon, as set forth in paragraph 1 above, Mr. Cannon, in full satisfaction of any and all claims of whatever nature, hereby has remised, released and forever discharged and by these presence does for himself, and his heirs, executors, and administrators and assigns, release and forever discharge ABCX, and its successors and assigns, of and from all manner of actions, suits, debts, dues, sums of money, accounts, reckoning, covenants, contracts, agreements, promises, claims and awards whatsoever, in law or in equity which against ABCX, Mr. Cannon ever had, now has or which he or his heirs, executors or administrators, hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever based on his employment with ABCX, his Employment Agreement or his separation of

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employment. The parties agree that the release set forth above shall not reduce, diminish or alter any claims Mr. Cannon may have against ABCX for the payment to him of the special incentive relating to the post closing arbitration against Honeywell.

3. ABCX hereby has remised, released and forever discharged and by these presence does for itself, and its assigns, release and forever discharge Mr. Cannon, and his successors and assigns, of and from all manner of actions, suits, debts, dues, sums of money, accounts, reckoning, covenants, contracts, agreements, promises, claims and awards whatsoever, in law or in equity which against Mr. Cannon, ABCX ever had, now has or which it or its assigns, hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever based on his employment with ABCX, his Employment Agreement or his separation of employment, except for the provisions set forth in Paragraph 9 of the Employment Agreement, which shall survive as provided for therein.

4. Each of the parties represents and agrees that they will not in the future discuss with any third party (other than their representing attorney) any of the details involved in this Agreement. Each agrees to keep confidential, and not to disclose to anyone, except to the extent required by law or compulsory process, any of the terms or conditions, including the dollar amounts paid pursuant to this Agreement. This paragraph shall not prohibit either party from discussing or disclosing the consideration provided herein with their immediate family (in the case of Mr. Cannon), accountant(s), financial advisor(s), or the Internal Revenue Service or other state or federal taxing authority.

5. Each of the parties agree that they will not make any disparaging remarks, or otherwise take any action that could reasonably be anticipated to cause material damage to the reputation and goodwill of, or otherwise negatively reflect upon the other.

6. The parties declare that each has carefully read this Agreement, that each has reviewed its terms in conjunction with counsel, and that each agrees to the terms and provisions of the Agreement for the purpose of making a full and final adjustment and resolution of the matters contained herein.

7. Each party signing this Agreement acknowledges that this agreement completely and adequately resolves all matters between the parties arising out of Mr. Cannon's separation of employment from ABCX.

8. This Agreement constitutes and contains the entire Agreement and understanding between the Parties with respect to the subject matter hereof.

9. This Agreement is made and entered into in the State of Texas and shall in all respects be interpreted, enforced and governed by the laws of the State of Texas.

10. Any waiver, alteration or modification of any of the provisions of this Agreement shall not be valid unless in writing and signed by ABCX and Mr. Cannon.

11. Should Mr. Cannon in any manner, whether directly or indirectly, contest or challenge this Agreement or any of its provisions, or assert any action or cause of action against ABCX, Mr. Cannon agrees to immediately return all consideration paid pursuant to this Agreement, and Mr.

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Cannon further agrees to pay ABCX for any and all attorneys' fees incurred or expended by ABCX to enforce this Agreement or any of its provisions, or defend any action or cause of action against ABCX brought by Mr. Cannon, his agents, representatives or assigns.

12. Should any provision of this Agreement be held invalid or unenforceable, such provision shall be ineffective to the extent of such invalidity or unenforceability, without invalidating the remainder of such provision or the remaining portions of this Agreement.

EACH PARTY SIGNING THIS AGREEMENT STIPULATES THAT THIS AGREEMENT COMPLETELY AND ADEQUATELY RESOLVES ALL MATTERS BETWEEN THE PARTIES ARISING OUT OF MR. CANNON'S EMPLOYMENT BY ABCX OR MR. CANNON'S SEPARATION THEREFROM.


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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


------------------------------------------
John Cannon


AMERICAN BUILDING CONTROL, INC.


------------------------------------------
By    Danny Mills:
Its:  President and Chief Executive Officer


MDI OPERATING, L.P.
By:   American Building Control L.P., Inc.
Its:  General Partner


------------------------------------------
By:   Chris Sharng
Its:  Senior Vice President